Exhibit 4.15

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS AGREEMENT is made as of the 21st day of March, 2006.

BETWEEN:

Abbotly Technologies, Inc., a Missouri, United States of America Corporation having its place of business at 400 N. Mountain Avenue, Suite 219, Upland California USA

(the "Assignor")

AND:

SmartCool Systems USA, Inc., a Nevada Corporation having its place of business at 1280 - 333 Seymour Street, Vancouver, BC V6B 5A6

(the "Assignee")

WHEREAS:

A.

The Assignor entered into a License Agreement dated 23 July 2003, as amended by Amendment No. 1 dated 11 February 2004 and Amendment #2 dated March 11, 2006, between Abbotly Technologies Pty Limited in relation to exclusive sales rights to sell and distribute products (the "Products") manufactured by Abbotly Technologies Pty Limited ("Abbotly Australia") in North America (the "Distribution Agreement"); and

B.

The Assignor granted certain distribution rights to the Assignee to distribute the Products within a defined territory pursuant to an agreement dated November 4, 2004 (the "SmartCool Distribution Agreement");

C.

The Assignee is a wholly owned subsidiary of SmartCool Systems Inc. ("SmartCool"); and

D.

The Assignor wishes to assign to the Assignee all of its right, title and interest in, to and under the Distribution Agreement pursuant to the terms hereof;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Assignor and the Assignee covenant and agree as follows:

Assignment and Assumption

1.

The Assignor hereby absolutely assigns, transfers and sets over to the Assignee as and from the date hereof all of its right, title and interest in, to and under the Distribution Agreement, together with all benefits and advantages of every right, covenant and other provisions therein contained.

2.

The Assignor agrees that the Assignee is to have and to hold the Distribution Agreement and all of the monies, benefits, and advantages to be derived from the Distribution Agreement and the right to enforce payment or the performance of covenants under the Distribution Agreement for the Assignee's sole use and benefit forever.

3.

The Assignor covenants with the Assignee that all of the covenants, provisos, conditions and other obligations whatsoever on the part of the Assignor set out in the Distribution Agreement have up until the date hereof (the "Effective Date") been duly observed and performed by the Assignor and the Assignor agrees to indemnify and save the Assignee harmless from and against all demands, claims, actions or causes of action, proceedings, assessments, losses, damages, liabilities, costs and expenses of every nature and kind, including without limitation, interest, penalties and reasonable legal fees and expenses incurred in the defense of any such demand, claim, action, cause of action, proceeding or assessment, whether meritorious or not, asserted against, resulting to, or imposed upon or incurred by the Assignee, directly or indirectly, by reason of or resulting from any breaches of such covenants, provisos, conditions and other obligations occurring prior to the Effective Date.

4.

The Assignee covenants with the Assignor that as and from the date hereof, the Assignee will' observe and perform all of the covenants, provisos, conditions and other obligations whatsoever on the part of the Assignor set out in the Distribution Agreement to the extent such covenants, provisos, conditions and other obligations relate to the period from and after the Effective Date and the Assignee agrees to indemnify and save the Assignor harmless from and against all demands, claims, actions or causes of action, proceedings, assessments, losses, damages, liabilities, costs and expenses of every nature and kind, including without limitation, Interest, penalties and reasonable legal fees and expenses incurred in the defense of any such demand, claim, action, cause of action, proceeding or assessment, whether meritorious or not, asserted against, resulting to, or imposed upon or incurred by the Assignor, directly or indirectly, by reason of or resulting from any breaches of such covenants, provisos, conditions and other obligations occurring after the Effective Date.

5.

The Assignor and the Assignee agree that this Agreement is subject to the parties obtaining (a) the prior written consent of Abbotly Australia to the assignment and assumption contemplated herein, and (b) all necessary approvals of the TSX Venture Exchange.

Consideration

6.

In consideration of the assignment under Section 1 hereof, the Assignee shall pay to the Assignor the sum of US $180,000.00 pursuant to the following schedule:

(a)

US $30,000.00 deposit which has already been paid to the Assignee, receipt of which is hereby acknowledged by the Assignee (the "Deposit");

(b)

US $150,000.00 upon the later of the completion of the next private placement for the issuance shares of SmartCool to be completed, or May 1, 2006, as evidenced by a, promissory note in the form attached hereto as Schedule "A".

7.

The Assignee reserves the right to set off any amount claimed by it pursuant to the Assignor's indemnity under section 3 hereof against payments due by the Assignee to the Assignor under the Promissory Note.

8.

Subject to the royalty reduction set out in paragraph 9, SmartCool or any of its wholly owned subsidiaries will pay to the Assignor a royalty on all Products purchased from Abbotly Australia under the terms of the Distribution Agreement (including all renewals and extensions thereof) at a rate of 20% of the net invoiced cost of such Products (not including shipping insurance, brokerage fees, duties, taxes, tariffs and any other direct costs in importing the Products). The schedule of minimum prices of

Products is set out as Schedule "B" to this Agreement. The Assignee will pay such royalties within 15 days following each month end and shall include an accounting statement setting out how the amount of royalties was determined. Not more than once per calendar year, the Assignee will permit any duly authorized representative of the Assignor to inspect, at the Assignor's expense, the accounts and records of the Assignee relating to the calculation of such royalties during the Assignee's normal business hours. Such royalty payments shall continue in the event that SmartCool or an affiliated entity acquires Abbotly Australia and any such acquisition shall not affect Assignor's payment obligations under this Section 8.

9.

In the event that SmartCool or any of its subsidiaries enters into an agreement with WalMart or any other significant customer with multiple locations, the parties agree to negotiate the royalty owing herein with the intent that the royalty owing to the Assignor shall be the lesser of:

(a) (b)	the royalty due pursuant to paragraph 8 above; and 50% of SmartCool's mark up on Products per transaction.

10.

The Assignee agrees to purchase certain inventory of the Products from the Assignor, at the price originally paid by the Assignor to Abbotly Australia, prior to purchasing inventory from other sources, provided that the Assignee reserves all rights (without breaching this clause) to purchase inventory from Abbotly Australia at any time in order to fulfill the minimum purchase and sale requirements under the Distribution Agreement. The Assignor will provide to the Assignee a detailed list of such inventory including serial numbers, date and price of acquisition. Subject to the foregoing, this inventory will be purchased as required for new installations.

11.

SmartCool shall enter into a guarantee for the obligations of the Assignee to the Assignor as set out herein.

12.

The parties agree that the License Agreement (the "Smartcool License Agreement") dated October 15, 2003, as amended May 2004, between the Assignor and SmartCool (formerly known as Ciotech Systems Inc.) is hereby terminated by mutual consent of the parties thereto. The parties acknowledge and agree that neither Assignor nor SmartCool shall have any further obligations, financial or otherwise, to the other party under the Smartcool License Agreement.

13.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, each of SmartCool and the Assignor hereby releases and forever discharges each other, and their respective directors, officers, employees, servants, agents, affiliates and successors of and from any and all actions, causes of action, claims, demands and damages howsoever arising out of the Smartcool License Agreement as of the date hereof, including without limitation any claims for payments for Products, training or support services or annual gross sales requirements, or any amounts whatsoever that either SmartCool or the Assignor hereafter can, shall or may have relating to the Smartcool License Agreement, by reason of any matter whatsoever existing up to the date hereof and thereafter.

Representations and Warranties

14.

The Assignor represents and warrants that on the date of this Agreement:

(a)

Except as amended by Amendment No. 1 dated 11 February 2004 and Amendment #2 dated March 11, 2006, the Distribution Agreement is unmodified since originally entered into by the parties thereto on the Effective Date;

(b)

the Distribution Agreement is valid and in good standing as of the Effective Date and the Assignor is not in breach of any of the covenants, provisos, conditions and other obligations whatsoever on the part of the Assignor set out in the Distribution Agreement up until the Effective Date; and

(c)

it has the right to enter into this Agreement and grant the assignment hereunder.

15.

This Agreement may only be rescinded by Assignor upon written notice of rescission given by Assignor to Assignee in the event that:

(a)

Assignee makes or becomes the subject of an assignment for the benefit of creditors or insolvency proceedings (voluntary or involuntary) which is not dismissed within 60 days after filing; or;

(b)

Assignee fails to meet the minimum sales requirements set forth in Schedule 1 of the Distribution Agreement. Assignee agrees to notify the Assignor during the first week of June of such year if the Assignee will not be satisfying the minimum sales requirements; or

(c)

Assignee decides not to exercise its rights to extend the term of the Distribution Agreement for any successive renewal period, in which case Assignee agrees to notify the Assignor twenty (20) days prior to the date that the Assignee is required to provide written notice of renewal to Abbotly Australia; or

(d)

in the event that Assignee does not fulfill its obligation to pay the Assignor US $150,000 on or before May 1, 2006, pursuant to Section 6(b) herein.

16.

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

17.

This document is governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Each party submits to the exclusive jurisdiction of the courts exercising jurisdiction in the Province of British Columbia.

AS EVIDENCE OF THEIR AGREEMENT the parties have executed this Agreement.

ABBOTLY TECHNOLOGIES, INC. by its

)

authorized signatory:

)

_____________________________________

Authorized Signatory

)

18.

This Agreement may be signed in as many counterparts as may be necessary, which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be to bear the date set forth above. Executed copies of this Agreement may be delivered by facsimile transmission and it shall not be necessary to confirm execution by delivery of originally executed documents.

_____________________________________

Authorized Signatory

SMARTCOOL SYSTEMS USA, INC. by its authorized signatory:

SCHEDULE "A"

PROMISSORY NOTE

FOR VALUE RECEIVED, and pursuant to the Assignment and Assumption Agreement dated March 21, 2006 between Abbotly Technologies, Inc and SmartCool Systems USA, Inc., the undersigned promises to pay to Abbotly Technologies, Inc. ("Abbotly") the sum of US $150,000.00, without interest thereon, payable on demand, upon the later of the completion of the next private placement for the issuance of shares of SmartCool Systems Inc., or May 1, 2006.

The undersigned may prepay any amount owing hereunder at any time or from time to time without notice, bonus, or penalty.

All amounts are in U.S. dollars.

The undersigned hereby waives presentment and notice of protest of non-payment and agrees that the holder of this Promissory Note may, without notice to and without releasing the liability of the undersigned, compromise or release by operation of law or otherwise any right against and grant extensions of time to any endorsers.

In the event that Abbotly is required to institute legal action due to default in payment by the undersigned under this Promissory Note, the undersigned shall be liable to Abbotly for any reasonable attorney fees incurred by or on behalf of Abbotly.

DATED at Vancouver, British Columbia, as of March 21, 2006.

SmartCool Systems USA, Inc. by its

authorized signatory:

SCHEDULE "B"

MINIMUM PRICE SCHEDULE OF PRODUCTS ON WHICH ROYALTY IS BASED *

Model	Price Each
Network Controller	$1000.00
System Interface Module	$680.00
Single Control Module	$1,250.00
DC Module	$680.00

* a quantity discount of 15% shall apply for all purchase orders with a value equal to or greater than $50,000.00. The quantity discount will only apply if the payment is received within the 28 day payment period.